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EXHIBIT 10.3

                              EMPLOYMENT AGREEMENT

    THIS AGREEMENT, dated as of August 25, 1995, is entered into by and among Nellcor Incorporated ("Company" or "Nellcor"), Puritan-Bennett Corporation ("PB") and John H. Morrow ("Executive") and supersedes and replaces any prior employment agreement previously entered into between Company or any subsidiary thereof, including PB and Employee.

    In consideration of the respective undertakings of Company and Executive set forth below, Company and Executive agree as follows:

    1.   Certain Definitions.

    1.1 Cause. "Cause" means (a) the Executive's willful violation of any reasonable rule or direct order of the Board or the Company Chief Executive Officer ("CEO"), which, after written notice to do so, the Executive fails to make reasonable efforts to correct within a reasonable time, or (b) conviction of a crime, or entry of a plea of nolo contendere with regard to a crime, involving an offense against the Company or dishonesty of or by the Executive, or (c) drug or alcohol abuse on the premises of Company or any subsidiary or affiliate of the Company, or at an event sponsored by the Company or any affiliate or subsidiary of the Company, or (d) Executive's material violation of any provision of this Agreement, which, after written notice to do so, the Executive fails to correct within a reasonable time. "Cause" shall not include any matter other than those specified in (a) through (d) above and, without limiting the generality of the foregoing statement, Cause shall not include (x) any charge or conviction of a crime, or entry of a plea of nolo contendere with regard to a crime, under the Federal Food, Drug, and Cosmetic Act, as amended, or any successor statute thereto (the "Act"), or (y) the imposition or attempt to impose upon the Executive, or upon any operation, asset, product or activity of the Company, of any other sanction or remedy under the Act including, without limitation, civil money penalties, warning letters, injunctions, repairs, replacements, refunds, recalls or seizures, if in either such case the Executive acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company.

    1.2  Code. "Code" means the Internal Revenue Code of 1986, as amended.

    1.3 Continued Payment Period. "Continued Payment Period" shall have the meaning ascribed to it in Section 7.1.

    1.4 Company SERP. "Company SERP" means that certain Supplemental Retirement Benefit Plan in the form attached hereto as Exhibit A adopted by the


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

Company and effective as of the Effective Date providing for certain supplemental retirement.

    1.5 Effective Date. "Effective Date" means the date on which the effective time of the merger occurs under the Merger Agreement.

    1.6 Employment Termination Date. "Employment Termination Date" means the date specified in any notice of termination provided pursuant to Section 2.2 or other date of termination of Executive's employment after the Effective Date.

    1.7 FY 1996 Bonus Plan. "FY 1996 Bonus Plan" means that certain bonus available to Executive pursuant to PB's Merger Incentive Compensation Plan, but only to the extent available to Executive by the terms of such plan.

    1.8 401(k) Plan. "401(k) Plan" means that certain Restated Puritan-Bennett Retirement Savings and Stock Ownership Plan, as amended.

    1.9  Good Reason.

         (a) "Good Reason" means, on or prior to the first anniversary of the Effective Date of this Agreement (1) Executive ceases to hold the position provided to him in Section 2.1, (2) reduction in Executive's total compensation or in salary from that described in Section 3, (3) requiring Executive to locate from the greater Kansas City metropolitan area other than in connection with becoming Chief Operating Officer of the Company; or
    (4) failure to afford Executive the employee benefits described in Section 4, if such failure is not corrected within thirty (30) days after written notice to the Company thereof. Executive shall have one year following the occurrence of (1) or (2) above to terminate his employment for Good Reason. Executive shall have ninety (90) days following the occurrence of (3) or (4) above to give notice to Company of such occurrence and shall have sixty (60) days (which sixty day period shall commence immediately after the expiration of any cure period specified in such (3) and (4)) to terminate his employment for Good Reason.

         (b) "Good Reason" means, after the first anniversary of the Effective Date of this Agreement, (1) any act of the Company constituting "Good Reason" under Section 1.9(a) above (subject to the last sentence of Section 1.9(a), (2) any material reduction in the nature or scope of the Executive's authority or duties from those described in Section 2.1 (including if such reduction occurred prior to the first anniversary of the Effective Date), if such failure is not corrected within thirty (30) days after written notice to the Company thereof, or (3) material breach by the Company or any successor company of any of the provisions of this Agreement not corrected within ninety (90) days after written notice to the Company thereof. Executive shall have ninety (90) days following the occurrence of (2) or (3) above to give notice to Company of such occurrence and


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


    shall have sixty (60) days (which sixty day period shall commence immediately after the expiration of any cure period specified in such (2) or
    (3)) to terminate his employment for Good Reason.

         (c) "Good Reason" means, after the second anniversary of the Effective Date of this Agreement, (1) any act of the Company constituting "Good Reason" under Section 1.9(a) (subject to the last sentence of Section 1.9(a)) or Section 1.9(b) above (subject to the last sentence of Section 1.9(b)), or (2) failure of the Company to offer Executive the position of Chief Operating Officer of the Company (with a commensurate compensation level). Executive shall have until the third anniversary of the Effective Date of this Agreement to terminate his employment for "Good Reason" as a result of the failure of the Company to offer him the position of Chief Operating Officer of the Company.

    1.10 Merger Agreement. "Merger Agreement" means the Agreement and Plan of Merger dated as of May 21, 1995, as amended by and among the Company, Puma Merger Corporation and PB.

    1.11 PB Agreements and Benefits. "PB Agreements and Benefits" mean all written or oral agreements relating to the terms and conditions of Executive's employment with PB, and the provision to Executive of employee benefits, including, but not limited to (a) the letter agreement dated June 9, 1994, between PB and Executive, (b) the supplemental letter agreement dated November 7, 1994, between PB and Executive, (c) the PB Supplemental Retirement Benefit Plan adopted by PB effective as of September 1, 1985 (the "PB SERP"), (d) the agreement made as of November 7, 1994, between PB and Executive changing the PB SERP as applicable to Executive, and (e) the PB Pension Benefit Make Up Plan as applicable to Executive. Notwithstanding the foregoing, "PB Agreements and Benefits" shall not include benefits and rights under (i) the employee benefit plans of the Company constituting qualified plans under section 401(a) of the Code, (ii) any PB stock options or awards held by Executive, (iii) the Restated PB Deferred Compensation Plan, (iv) the 401(k) Plan, (v) the FY 1996 Bonus Plan, or (vi) the Retention Bonus Plan.

    1.12 Retention Bonus Plan. "Retention Bonus Plan" means that certain bonus available to Executive pursuant to PB's Retention Compensation Plan, but only to the extent available to Executive by the terms of such plan.

    1.13 Tax Rate. "Tax Rate" shall have the meaning ascribed to it in Section 7.3.

2.  Employment.

    2.1 The Company shall employ Executive, as of the Effective Date, as Executive Vice President of the Company and President of the Company's Home Health Care Business, which will include the PB Puritan Group and Aero Systems Group, as constituted on the Effective Date, the PB Republic of Ireland operation, and the


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Company's Edentec and Pierre Medical operation, except to the extent that for any reason any of such operations are no longer part of the operations of the Company and its subsidiaries. Executive shall also serve as a member of the Board of Directors of PB subject to removal at the discretion of the Company.

    2.2 Subject to the foregoing, Executive shall continue in his employment with the Company until either Company or the Executive gives written notice to the other of termination of Executive's employment. Such notice shall specify the date of termination of employment. Subject to making any payments required to be made under Sections 6 and 7 of this Agreement, the Company may terminate Executive's employment at any time with or without cause and with or without advance notice. The Company's right to terminate the Executive shall be governed solely by the terms of this Agreement and may not be modified by any other express or implied employment practices, policies or agreements except a specific written agreement amending this provision signed by Company and Executive.

    2.3 During his employment with the Company, Executive agrees to devote his full business time and efforts to the rendition of services to the Company subject, however, to illness and customary vacations. Executive will at all times be subject to the direction and supervision of the Chief Executive Officer ("CEO") of the Company. Executive may devote a reasonable amount of time to civic and community affairs but shall not perform services during the term of his employment for any other business organization in any capacity without the prior consent of the CEO.

    2.4 The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company including, but not limited to, any rules, regulations and policies now or hereafter appearing in the Company's Employee Handbook and other policy statements, except that when the terms of this Agreement differ from or are in conflict with the Company's employment policies and practices, this Agreement shall control. Notwithstanding the foregoing, nothing in this Section 2.4 shall in any way limit the Company's rights under Section 2.3.

    3. Salary and Bonus. Executive's initial base salary shall be $275,000 per annum, payable at the times payroll for other executives is processed, subject to required withholdings. Executive shall participate in Company's Short-Term Cash Incentive Program for Officers and Directors as in effect from time to time with an initial target bonus of 50% of base salary based on the achievement of Company and individual objectives. Executive's base salary and bonus will be reviewed and adjusted at the same time as for other similarly situated executives.

    4.   Other Employee Benefits.

    4.1 Executive shall be immediately eligible for all employee benefits generally available to executive officers of the Company including, but not limited to, vacation,


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sick leave, health insurance, dental insurance, life insurance, disability insurance and deferred compensation. Executive shall not be entitled to receive, and hereby waives, any right to benefits under PB's Director's Post-Retirement Income Plan. Executive's health and dental benefits shall not be subject to any pre-existing condition limitation for Executive or any covered family member. To the extent that an employee's period of service with the Company is relevant in determining eligibility for or vesting in any such benefits, Executive shall receive credit for service with PB as service with the Company. Notwithstanding the foregoing, Executive may elect to participate in any health benefits of PB that are generally available at the time, in lieu of (and to the same extent as) any health benefits that would otherwise be available to him from Company under the terms of this Agreement.

    4.2 Executive shall be provided a Company automobile, including reimbursement for reasonable automobile expenses.

    4.3 Executive shall be entitled to reimbursement of reasonable travel and other business expenses incurred by him in relation to Company business in accordance with the Company's standard policies.

    4.4 Executive's membership in Shadow Glen Golf Club shall be continued, including reimbursement for monthly dues and assessments as well as reasonable expenses incurred in connection with business usage of the club services and facilities. If Executive is required to relocate from the Kansas City area, the Company shall use all reasonable efforts to transfer to Executive ownership of the Shadow Glen Golf Club membership.

    4.5 Executive shall be entitled to an annual allowance of $2,500 which he may use to obtain income tax, estate planning and other similar services.

    4.6 Executive shall be provided with a loan in the amount and containing the terms provided in Exhibit B so as to enable Executive to pay certain income taxes arising in connection with the acceleration of restricted stock as a result of the merger.

    4.7 Company shall pay to Executive within 10 days of the Effective Date, an amount equal to all accrued but unused vacation held by him at PB paid at his rate of compensation as of the Effective Date of $275,000 per annum. The amount of such unused vacation is currently expected to be as listed in Exhibit C hereto.

5.  Stock Compensation.

    5.1 As of the Effective Date, the Company shall (A) substitute Company incentive stock options ("ISOs") and Company non-qualified stock options ("NQSOs") for all outstanding ISOs and NQSOs, respectively, under PB's 1988 Stock Benefit Plan expired unexercised as of the Effective Date, and (B) to the extent that any stock options under PB's 1979 Employee Stock Benefit Plan would terminate as of the


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Effective Time as a result of the Merger, substitute equivalent Company stock options in replacement thereof. The substituted Company options will have the terms provided in the Merger Agreement.

    5.2 Executive shall be eligible to participate in the Company's equity incentive compensation plans to the same extent as are generally made available to similarly situated executives of the Company. However, to the extent that the plan in question is a discretionary award plan, the amount of any award to Executive under the plan shall be in the sole discretion of the Nominating and Compensation Committee of the Company's Board of Directors, or any successor thereto.

    6. Rights Upon Termination of Employment by Death or Disability or on Termination of Employment by the Company for Cause, or by Executive other than for Good Reason; Gross Up Payments. In the event of Executive's death or disability (as defined in the Company's long-term disability plan last effective on or before the date of disability), Executive's employment shall terminate. On termination of Executive's employment by reason of death or disability, or by the Company for Cause, or by Executive other than for Good Reason, Executive shall be entitled to receive the full amount of any accrued but unpaid salary through the Employment Termination Date at the rate in effect at the time of the notice of termination, plus all other amounts to which Executive is entitled under any compensation or benefit plan of the Company in which Executive is then participating, at the time and in the amounts such payments are due in accordance with the terms of such plans, and the Company shall have no further obligations to Executive.

    7. Rights Upon Termination of Employment By Company other than for Cause, or by Executive for Good Reason. If the Company terminates Executive's employment other than for Cause, or if Executive terminates employment for Good Reason, the Company shall have the obligation to make the payments specified in this Section 7. For sake of clarity, the provisions of Section 6 of this Agreement, and not this Section 7, shall apply in the event of termination of Executive's employment on death or disability (as defined in the Company's long-term disability plan last effective on or before the date of disability).

    7.1 Executive shall receive severance pay for a period of three years from the Employment Termination Date (the "Continued Payment Period"), at an annual rate equal to the sum of (a) the Executive's highest base salary rate from the Company in effect prior to the Employment Termination Date, plus (b) the highest bonus paid to Executive under the Company's Short-Term Cash Incentive Program for any fiscal year, such severance award to be payable, other than as provided in the next sentence, in equal installments payable at the times Company's payroll for executives is processed for a period of three years. If the Company terminates Executive's employment other than for Cause or if Executive terminates employment for Good Reason, in each case prior to the end of the first fiscal year of the Company beginning after the Effective Date, then Executive's bonus for purposes of calculating severance


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payments under this Section 7.1 shall be deemed to be equal to the bonus
Executive would have earned under the Company's Short-Term Cash Incentive Program for the first fiscal year ending after the Effective Date had he been employed for all twelve months of such fiscal year and satisfied his employment objectives.

The Company shall make a lump-sum payment to Executive of any amount of severance payments due under this Section 7.1 in connection with the portion of the severance payments pertaining to Executive's bonus under (b) above, within 10 business days following the determination by the Company after the end of such fiscal year that the Company has achieved plan performance criteria for the payment of incentive compensation. For purposes of the calculation of Executive's base salary and bonus under this Section 7.1, no deduction shall be made for amounts deferred by Executive under any qualified plan, cafeteria plan or deferred compensation plan maintained by the Company. In addition, under no circumstances shall Executive's base salary and bonus for purposes of Section
7.1 include the value of any benefits provided to Executive under this Agreement or any other plan or agreement other than base salary and bonus determined under
Section 3 hereof.

    7.2 The Company shall use all reasonable efforts to transfer to Executive ownership of the Shadow Glen Golf Club membership.

    7.3 Any Company ISOs or NQSOs awarded to Executive pursuant to Section 5.1 of this Agreement that have not previously vested and become exercisable on the Employment Termination Date shall become fully vested and exercisable on that date. To the extent that the vesting of any ISO causes the ISO to become a NQSO (such options are referred to herein as the "Disqualified Options" and do not include ISOs that were exercised prior to acceleration and hence did not become NQSOs), the Company will pay to Executive an amount that, after payment of taxes by Executive, is equal to the "Lost ISO Value," as determined pursuant to
Section 7.4. The after-tax amount shall be calculated using the Executive's effective tax rate applicable to such payment (based upon the combined federal and state and local income, earnings, Medicare and any other tax rates applicable to Executive, net of the reduction in federal income taxes which could be obtained by deduction of such state and local taxes) (the "Tax Rate") for the tax year in which payment occurs. Payment of the Lost ISO Value shall be made within 60 days following acceleration.

    7.4  The "Lost ISO Value" ("V") shall be determined by the formula V=(S x
T)-PV(S x FT), where: (a) S equals the difference between the per share exercise price and the fair market value of the Company Stock (ignoring all options which are "out of the money," in other words any excess of the exercise price over fair market value shall not reduce S), multiplied by the number of shares subject to the Disqualified Options; "fair market value," for this purpose, means the mean of the high and low prices of the Company Stock on the Employment Termination Date as reported on the principal market or transaction reporting system through which trading of such securities is then made or reported (or on the next preceding date on which the stock


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was traded if no trades are reported on such principal market or transaction reporting system for the Employment Termination Date); (b) T equals the Tax Rate for the tax year in which the Employment Termination Date occurs; (c) FT equals the future income tax that would have been payable by Executive if (1) the Disqualified Options were exercised as ISOs on the Employment Termination Date,
(2) the Company Stock received on exercise was held by Executive until attainment of age 65 and then sold at a price equal to the fair market value of the Company Stock on the Employment Termination Date, as determined above, and
(3) the tax laws and rates in effect on the Employment Termination Date were effective for the tax year in which Executive attains age 65; and (d) PV means the present value of (S x FT) as of the Employment Termination Date discounting at 120% of the "applicable federal rate" on that date (within the meaning of section 1274(d) of the Code). Attached hereto as Exhibit D is a sample of the computation of "Lost ISO Value."

    7.5 The Company will provide a benefit to Executive under the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA") and section 4980B of the Code, as follows: the Company shall pay for the maximum required period of coverage under section 4980B(f)(2) of the Code the percentage of the cost of COBRA coverage with respect to Executive's coverage status (e.g., individual or family) in effect immediately prior to the Employment Termination Date, which percentage shall be the fraction (expressed as a percentage), the numerator of which shall be the difference between (a) the monthly cost of COBRA coverage for Executive's coverage status in effect immediately prior to the Employment Termination Date and (b) Executive's monthly contribution toward Executive's coverage in effect immediately prior to your Employment Termination Date, and the denominator of which shall be the monthly cost of COBRA coverage for Executive's coverage status in effect immediately prior to Executive's Employment Termination Date. All such amounts shall be determined as of the day immediately preceding the termination of Executive's employment. The insurance continuation benefits paid for hereunder shall be deemed to be part of Executive's COBRA coverage. Such benefits shall be in addition to any other benefits relating to health or medical care benefits that are available under Company's policies to Executive following termination of employment.

Subject to restrictions under the terms of Company's then existing health and welfare plans, Company shall continue to make available to Executive after termination of employment with Company, until Executive attains the age of 65, health and dental coverage to the same extent as such coverage is generally available to full-time Company employees with the sole cost of such participation (both the employer and employee portion of all premiums), to be borne by Executive; provided that Company's obligation shall be to use reasonable efforts to seek to obtain coverage the terms of which would cover Executive within the meaning of this sentence (so long as the inclusion of Executive does not make Company's cost for the plan uncompetitive with alternative plans or have a material adverse effect on the taxation of benefits provided to Company's employees under the plan).


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    7.6  In the event that Executive becomes entitled to payments under this
Section 7, then if any of such payments or any other compensation, benefit or other amount from the Company or PB for the benefit of Executive ("Parachute Payments"), will be subject to the tax imposed by section 4999 of the Code (including any applicable interest and penalties, the "Excise Tax"), no Parachute Payment shall be reduced (except for required tax withholdings) and the Company shall pay to Executive within 30 days of the date such Excise Tax becomes payable, an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive, after deduction of any Excise Tax on the Parachute Payments and taxes based upon the Tax Rate and Excise Tax upon the payment provided for by this Section 7.6, shall be equal to the amount the Executive would have received if no Excise Tax had been imposed. For purposes of determining whether any of the Parachute Payments will be subject to the Excise Tax and the amount of the Excise Tax, (a) any other payments, benefits or other amounts received or to be received by Executive in connection with Executive's termination of employment at any time from the Company or any entity at any time affiliated with the Company (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company or any person affiliated with the Company) shall be treated as "parachute payments" within the meaning of section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company and acceptable to Executive such other payments or benefits (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of section 280G(b)(4) of the Code, (b) the amount of the Parachute Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (1) the total amount of the Parachute Payments or (2) the amount of any excess parachute payments within the meaning of section 280G(b)(1) and
(4) (after applying clause (a), above, and after deducting any excess parachute payments in respect of which payments have been made under this Section 7.6), and (c) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company in accordance with the principles of section 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay taxes at the Tax Rate applicable at the time of the Gross-Up Payment. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of Executive's employment, Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction plus interest on the amount of such repayment at the rate provided in section 1274(d)(1) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of termination of the Executive's employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment in respect of such excess (plus any interest payable in respect of such excess) at the time that the amount of such excess is finally determined.


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    7.7  All payments made under this Section 7 shall be subject to all required withholdings.

    7.8 The severance benefits provided Executive under this Section 7 shall be reduced by any severance benefits to which Executive is entitled under the Company's severance benefits policies for terminated employees generally. However, it is expressly agreed that payments or benefits to Executive under the Company SERP or under any agreement with Executive relating to the Company SERP or any other retirement, deferred compensation or pension arrangement shall not be offset against or reduce in any way any payments or benefits to which Executive is entitled under this Agreement.

    7.9 Notwithstanding anything in this Agreement to the contrary, if any portion of any payments to Executive by the Company under this Agreement and any other present or future plan of the Company or other present or future agreement between Executive and the Company would not be deductible by the Company for federal income tax purposes by reason of application of section 162(m) of the Code, then payment of that portion to Executive shall be deferred until the earliest date upon which payment thereof can be made to Executive without being non-deductible pursuant to section 162(m) of the Code. In the event of such deferral, the Company shall pay interest to Executive on the deferred amount at 120% of the applicable federal rate provided for in section 1274(d)(1) of the Code.

    7.10 Executive shall be paid within 10 business days of Executive's Employment Termination Date, a prorated bonus based on the number of days elapsed in the fiscal year in which his employment terminates and such prorated bonus shall be calculated assuming that the Company achieved its performance objectives and the individual achieved his objectives used in calculating the bonus award for Executive.

    8. Death Benefits. If Executive is terminated under circumstances entitling him to payments under Section 7 of this Agreement and thereafter dies during the Continued Payment Period, the Company shall be obligated to pay to Executive's spouse, if surviving, and otherwise to Executive's estate, the amount to which Executive would have been entitled under Section 7 of this Agreement had Executive survived.

    9. Non-Competition. During Executive's employment and, if applicable, during the Continued Payment Period, Executive agrees that he will not directly or indirectly compete with the Company or PB, or engage in, or act as an officer, director, employee or agent of any person or entity that is engaged in (or intends to enter into at such time) any business in which the Company or PB is engaged as of the Employment Termination Date, without the written approval of the CEO of the Company. The foregoing shall not prohibit Executive from investing in any securities of a corporation whose securities, or any of them, are listed on a national securities exchange or traded


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in the over-the-counter market so long as Executive shall own less than 3% of the outstanding voting securities of such corporation.

    10. Confidentiality. During Executive's employment and at all times thereafter, Executive agrees that he will not divulge to anyone or use for Executive's own benefit or the benefit of any other person or entity any information concerning the Company, its businesses, operations, finances, products, plans, employees, or otherwise, including, without limitation, trade secrets and other proprietary information, except for information that has been published by or with the consent of the Company and is as a result thereof generally available to the public, or information reasonably required by Executive for the preparation of personal tax returns. The foregoing restrictions shall not be applicable to any information that is or becomes part of the public domain other than as a result of disclosure by Executive.

    11. No Obligation to Mitigate. Executive shall not be required to mitigate the damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided under this Agreement be reduced by any compensation earned by Executive as the result of employment by another employer after the Employment Termination Date, or otherwise.

    12. Other Rights. Except as specifically provided herein, the provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish Executive's existing rights or rights which would accrue solely as a result of the passage of time, under any benefit or incentive plan, employment arrangement or other contract, plan or arrangement of the Company. As soon as practicable following the Employment Termination Date, Executive shall receive cash payment(s) for: (a) the value of Executive's earned but unused vacation time as of the Employment Termination Date in accordance with then current Company policy, and (b) the value of Executive's deferred compensation account(s) under any Company or PB deferred compensation plan in accordance with Executive's then current payment election.

    13. Release and Termination of Rights. As of the Effective Date, the PB Agreements and Benefits shall terminate. Executive and his representatives, heirs, successors, and assigns do hereby completely release and forever discharge Company, any affiliate, and its and their present and former shareholders, officers, directors, agents, employees, attorneys, successors, and assigns (collectively, "Released Parties") from all claims, rights, demands, actions, obligations, liabilities and causes of action of every kind and character, known or unknown, mature or unmatured, which Executive may now have or has ever had, whether based on tort, contract (express or implied) or any federal, state or local law, statute or regulation, relating in any manner whatsoever to the PB Agreements and Benefits or his employment by PB (collectively, the "Released Claims"). Notwithstanding the foregoing, Released Claims shall not include amounts payable to Executive pursuant to PB Agreements and Benefits relating to (i) out-of-pocket expenses incurred in connection with the business


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of PB, (ii) wages and salary earned, and (iii) other items as described in
Exhibit E hereto, in each case only to the extent that such amounts are accrued but unpaid prior to the Effective Date.

    14. Successors. This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of any successor or successors of the Company by way of reorganization, merger, acquisition or consolidation, and any assignee of all or substantially all of its business and properties.

    15. Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and by a duly authorized representative of the Company other than Executive. By an instrument in writing similarly executed, either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof or as a waiver of any other right, remedy or power, nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise of any other right, remedy, or other power provided herein or by law or in equity.

    16.  Miscellaneous.

    16.1 No Assignment. No benefit hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void.

    16.2 Notices. All notices hereunder shall be in writing, and shall be delivered in person, by facsimile or by certified mail-return receipt requested. Notices shall be delivered as follows:

         If to the Company or PB:

         c/o Nellcor Incorporated
         4280 Hacienda Drive
         Pleasanton, CA 94288
         Attention:         Laureen DeBuono, Esq.
                            Executive Vice President
                            Human Resources, General
                            Counsel and Corporate
                            Secretary
                            Tel:  (510) 463-4214
                            Fax:  (510) 463-4218


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

         If to the Employee:

         John H. Morrow
         10231 Catalina
         Overland Park, Kansas 66207

 Any party may change its address by notice giving notice to the other party of a new address in accordance with the foregoing provisions.

    16.3 Governing Law. This Agreement shall be governed by the laws of the State where Executive's principal office with the Company is located at the time a dispute hereunder shall arise.

    16.4 Arbitration.

         (a) All disputes between Executive (and his attorneys, successors and assigns) and Company (and its affiliates, shareholders, directors, officers, employees, agents, successors, attorneys and assigns) relating in any manner whatsoever to the employment or termination of Executive, including, without limitation, all disputes arising under this Agreement ("Arbitrable Claims") shall be resolved by arbitration. All persons and entities specified in the preceding sentence (other than Company and Executive) shall be considered third-party beneficiaries of the rights and obligations created by this Section on Arbitration. Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state or local law, statute or regulation, excepting only claims under applicable workers' compensation law and unemployment insurance claims. By way of example and not in limitation of the foregoing, Arbitrable Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, as well as any claims asserting wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, defamation, invasion of privacy and claims related to disability. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS.

         (b) Arbitration of Arbitrable Claims shall be in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association ("AAA Employment Rules"), except as provided otherwise in this Agreement. The burden of proof in any arbitration shall be allocated as provided by applicable law, unless otherwise specified in this Agreement. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. All arbitration hearings under this Agreement shall be conducted in San Francisco, California. The Federal Arbitration Act shall govern the interpretation and enforcement of this Section 16.4.

         (c) All disputes involving Arbitrable Claims shall be decided by a single arbitrator. The arbitrator shall be selected by mutual agreement of the parties within thirty (30) days of the effective date of the notice initiating the arbitration. If the parties cannot agree on an arbitrator, then the complaining party shall notify the AAA and request selection of an arbitrator in accordance with the AAA Employment Rules. The arbitrator shall have authority to award equitable relief, damages, costs, and fees to the same extent as a court would be permitted by law for the particular claim(s) asserted. The fees of the arbitrator shall be split between both parties equally. The arbitrator shall have exclusive authority to resolve all Arbitrable Claims, including, but not limited to, any claim that all or any part of this Agreement is void or enforceable and any dispute regarding whether particular claims are arbitrable.

         (c) All proceedings and all documents prepared in connection with any Arbitrable Claim shall be confidential and, unless otherwise required by law, the subject matter thereof shall not be disclosed to any person other than the parties to the proceedings, their counsel, witnesses and experts, the arbitrator, and, if involved, the court and court staff. All documents filed with the arbitrator or with a court shall be filed under seal. The parties shall stipulate to all arbitration and court orders necessary to effectuate fully the provisions of this subsection concerning confidentiality.

         (d) The rights and obligations of Executive and Company set forth in this Section 16.4 on Arbitration shall survive the termination of Executive's employment and the termination of this Agreement.

    16.5 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction, arbitrator or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in force and effect and shall in no way be affected, impaired or invalidated. It is the intention of the parties that the provisions of Section 9 of this Agreement shall be enforced to the greatest extent (but to no greater extent) in time, area, and degree of participation as is permitted by the law of that jurisdiction whose law is found to be applicable to any acts allegedly in breach of Section 9. It being the purpose of this Agreement to govern competition by Executive anywhere throughout the world, Section 9 shall be governed by and construed according to that law (from among those jurisdictions whose law is arguably applicable to this Agreement and those in which a breach of Section 9 is alleged to have occurred or to be threatened) which best gives effect to
Section 9 of this Agreement.


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


    16.6 Consultation with Counsel. Executive acknowledges (a) that he has been given the opportunity to consult with counsel of his own choice concerning this Agreement, and (b) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based upon his own judgment with or without the advice of such counsel

    16.7 Descriptive Headings. Descriptive headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

    16.8 Integration. The parties understand and agree that the preceding Sections recite the sole consideration for this Agreement; that no representation or promise has been made by Company or Executive concerning the subject matter of this Agreement, except as expressly set forth in this Agreement; and that all agreements and understandings between the parties concerning the subject matter of this Agreement are embodied and expressed in this Agreement. This Agreement shall supersede all prior agreements and understandings among the parties whether written or oral, express or implied, with respect to the employment, termination and benefits of Employee, including without limitation, any employment-related agreement or benefit plan, except to the extent that the provisions of any such agreement or plan have been expressly referred to in this Agreement as having continued effect.

         16.9 Attorney's Fees. In the event of a breach by PB or Company, Company shall pay Executive's attorney's fees and costs.

                               Nellcor Incorporated

                               By:

                                        Name:
                                               ------------------------

                                        Title:
                                               ------------------------

                               Puritan-Bennett Corporation

                               By:

                                        Name:
                                               ------------------------

                                        Title:
                                               ------------------------

                               Executive

                               ---
                               John H. Morrow

                                    Exhibit B

         The amount of the loan shall be up to that amount required in order for Executive to pay his state and federal income taxes associated with the acceleration of his shares of unvested restricted stock less the amount of accrued vacation (after applicable withholdings) paid to Executive in accordance with Section 4.7 of his Employment Agreement. The principal loan shall be repaid by Executive in three equal installments on those dates that his shares of unvested restricted stock would have vested but for the accelerated vesting that occurred as a result of the Merger. The loan shall bear interest at the applicable federal rate (as defined in the Code) for a three year loan and such interest shall be paid on each principal repayment installment date.

                                    Exhibit C

                                 Unused Vacation

           320.72 hours of unused vacation at $132.22 per hour equals $42,405.60

                                    Exhibit D

                           Lost ISO Value Calculations

         Assume that Executive has 10,000 ISOs with an exercise price of $20 per share which are accelerated on termination of employment, and that no other ISOs first become exercisable in the year of termination. Assume, further, that (1) the fair market value of Nellcor-PB stock on the Employment Termination Date is $40, (2) Executive has attained age 60 on the Employment Termination Date, (3) the Tax Rate is 50%, (4) 120% of the applicable federal rate for obligations with a maturity of 5 years is 7.5%, (5) under the tax law in effect on the Employment Termination Date, ISO stock held for more than one year and then sold would qualify for capital gain treatment, with an applicable tax rate of 40% (rather than 50% applicable to disqualifying dispositions).

         As a result of acceleration, options first exercisable in a year in excess of $100,000 (based upon the stock price at the date of grant) are disqualified. Thus, 5,000 of Executive's ISOs are "Disqualified Options." The Lost ISO Value of such options is calculated as follows:

S = $20 ($40 - $20)
T = .50
FT = .40
V = 5,000[$20 x .5] - 5,000PV[$20 x .4]
V = $50,000 - 5,000PV[$8]
PV$8 receivable in 5 years discounted at 7.5% per annum = $5.57
V = $50,000 -(5,000 x $5.57)
V = $50,000 - $27,850
V = $22,150

                                    Exhibit E

Claims under medical plans included in PB Agreements and Benefits in which Executive and his family participate, for services rendered prior to the Effective Date.

All fringe benefits earned by Executive prior to the Effective Time for services rendered prior to the Effective Time if such fringe benefits have not previously been paid or provided for the benefit of Executive.


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